EXHIBIT 2.1
                     AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization is entered into this 5th day of February, 1988, by and between BUCKINGHAM VENTURE CORP., a Colorado corporation, (hereinafter referred to as "Acquiror") and PHYSICIANS DISPENSING RX, INC., an Oklahoma corporation, (hereinafter referred as "Acquiree") and the undersigned Stockholders of the Acquiree (hereinafter referred to as "Stockholders"), as indicated on Exhibit A, and the directors of Acquiror.

                                   RECITALS

         Stockholders of Acquiree own a majority of the issued and outstanding common stock of Acquiree. Acquiror desires to acquire all of the issued and outstanding stock of Acquiree, making Acquiree a wholly-owned subsidiary of Acquiror, and Stockholders desire to make a tax free exchange solely of their shares in Acquiree for shares of Acquiror's $0.0001 par value common stock to be exchanged as set out herein with said Stockholders

         NOW THEREFORE for the mutual consideration set out herein, the parties agree as follows

                                   AGREEMENT

         1. PLAN OF REORGANIZATION. Stockholders of Acquiree are the owners of a majority of the issued and outstanding common stock of said Acquiree. It is the intention of the parties hereto that one hundred percent of the issued and outstanding capital stock of Acquiree shall be acquired by Acquiror in exchange for stock in the Acquiror, provided that, if less than all of the shares of Acquiree are acquired, then the number of shares delivered to Acquiree shall be proportionately reduced. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

         2. TRANSFER OF SHARES. Acquiror and Stockholders agree that all of the issued and outstanding shares of common stock of Acquiree shall be transferred to the Acquiror in consideration for which Acquiror shall transfer to Stockholders 101,433,633 shares of common stock of Acquiror, or if less than all of the shares, then a pro-rata number of shares. Acquiror represents that the 101,433,633 shares transferred to Shareholders of Acquiree at closing will represent eighty-five percent (85%) of the issued and outstanding shares of Acquiror on the Closing Date without giving effect to the contemplated transfer of the insider shares as set forth below. Acquiror shares will, on the Closing Date, as hereafter defined, be delivered to the Stockholders in exchange for their shares in Acquiree. Stockholders represent and warrant that they and other stockholders will hold such shares of common stock of Acquiror for investment purposes and not for further public distribution and agree that the shares shall be appropriately restricted. The Stockholders of Physicians Dispensing Rx, Inc. shall purchase eighty-five percent (85%) of the insider shares or 8,500,000 shares of the Acquiror for Forty Thousand Dollars ($40,000.00), payable at closing.

         3. DELIVERY OF SHARES. Within ten days after the Closing Date, Stockholders will deliver certificates or stock powers representing a majority of the shares of Acquiree duly endorsed so as to make Acquiror the sole holder thereof, free and clear of all claims and encumbrances; and on such Closing Date, delivery of the Acquiror shares, which will be appropriately restricted as to transfer, will be made to the Stockholders as set forth herein. The transaction contemplated herein shall not close unless a majority of the shares of Acquiree are delivered at Closing and the Stockholders of Acquiree owning such shares execute this Agreement. The Acquiror shall deliver 101,433,633 shares of its common stock to the stockholders at closing.

         4. REPRESENTATIONS OF_STOCKHOLDERS AND ACQUIREE. The Stockholders and Acquiree, hereby represent and warrant that, with respect to their own shares and as to Acquiree, effective this date and the Closing Date, the representations listed below are true and correct.

                  (a) The Stockholders are the owners of a majority of the issued and outstanding shares of common stock of Acquiree or certain options to encumbrances; and Stockholders have the unqualified right to transfer Inc. shareholders were issued pursuant to a 504 offering and are therefore restricted securities

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                  (b) The shares constitute validly issued shares of Acquiree are fully-paid and nonassessable.

                  (c) The unaudited nine month financial statements as of October 31, 1987, Exhibit B hereto, which have been delivered to Acquiror are complete, accurate and fairly present the financial condition of Acquiree as of the date thereof and the results of its operations for the periods covered. There are no liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the ordinary and usual course of business constituting liens or other liabilities which, if disclosed, would not alter substantially the financial condition of such Acquiree as reflected in such financial statements. The Acquiree agrees to supply unaudited financial statements within thirty days of closing, which will be as of January 31, 1988. These financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein. Said October 31, 1987 financial statements reflect a net worth of no less than $100,000

                  (d) Prior to the Closing Date there will be no negative material changes in the financial position of Acquiree, except changes arising in the ordinary course of business, which changes will in no event materially adversely affect the financial position of said Acquiree

                  (e) Acquiree is not involved in any material pending litigation or governmental investigation or proceeding not reflected in such financial statement, or otherwise disclosed in writing to Acquiror and, to the best knowledge of Acquiree and Stockholders, no material litigation, claims assessments or governmental investigation or proceeding is threatened against Acquiree, its principal Stockholders or properties

                  (f) As of the Closing Date, Acquiree will be in good standing in its state of incorporation, and will be in good standing and duly qualified to do business in each state where required to be so qualified.

                  (g) Acquiree, to its knowledge, has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, operations, and capitalization, and no contingent liabilities have been threatened or claims made, and to its knowledge, no basis for the same exists with respect to said operations, formation or capitalization including claims for violation of any state or federal securities laws.

                  (h) Acquiree, to its knowledge, has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the Closing

                  Acquiree, to its knowledge, has not materially breached any agreement to which it is a party.

                  (j) The corporate financial records, minute books, tax returns, and other documents and records of Acquiree are to be available to present management of Acquiror prior to the Closing Date

                  (k) The execution of this Agreement will not violate or breach any agreement, contract or commitment to which Acquiree or its Stockholders are a party and has been duly authorized by all appropriate and necessary action

                  (1) At the date of this Agreement, Stockholders have, and at the Closing Date will have to the best of their knowledge, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiree. Stockholders have not now and will not have, at the Closing Date, withheld knowledge of any such events, conditions, and facts which he knows or has reasonable grounds to know, may materially affect the business and prospects of Acquiree

                  (m) Stockholders hereby state that the materials, including current financial statement, current

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                  income tax returns, prepared and delivered by Acquiror to
                  Stockholders, have been read and understood by Stockholders, and that they are familiar with the business of Acquiror, that they are acquiring the Acquiror shares under Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933

         5. REPRESENTATIONS OF ACQUIRING CORPORATION. Acquiror and its shareholders hereby represent and warrant as follows

                  (a) As of the Closing Date, the Acquiror's shares to be delivered to the Stockholders will constitute valid and legally issued shares of Acquiror, fully-paid and nonassessable, and will be legally equivalent in all respects to the common stock of Acquiror issued and outstanding as of the date thereof.

                  (b) The officers of Acquiror are duly authorized to execute this Agreement and have taken all action required by law and agreements, charters, and by-laws, to properly and legally execute this Agreement.

                  (c) Acquiror represents that, as of the Closing Date, it will have no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) except as otherwise expressly stated herein.

                  (d) Since the completion of the Company's public offering there have not been, and as of the Closing Date there shall not be, any material changes in the financial position of Acquiror, except changes arising in the ordinary course of business, which changes shall in no event adversely affect the financial condition of the Acquiror.

                  (e) Acquiror is not involved in any pending litigation, claims or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to the Stockholders and there are no lawsuits, claims, assessments, investigations or similar matters, to be the best knowledge of management, threatened or contemplated against Acquiror, its management or properties.

                  (f) As of the Closing Date and the date hereof Acquiror is duly organized, validly existing and in good standing under the laws of the State of Colorado; it has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required.

                  (g) Acquiror has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiror has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiror is subject.

                  (h) The capitalization of Acquiror comprises authorized common stock of 300,000,000 shares, $0.0001 par value, of which 17,899,000 shares are issued and outstanding as of the date hereof. All outstanding shares have been duly authorized, warrants, options or related commitments of any nature not reflected in the current financial statements of Acquiror.

                  Acquiror has no subsidiary corporation.

                  (ii)

                  (j) The shares of restricted common stock of Acquiror to be issued to Stockholders at Closing will be validly issued, nonassessable and fully paid under Colorado corporation law and will be issued in a non-public offering and isolated transaction under federal and state securities laws.

                  (k) The corporate financial records, minute books, tax returns, and other documents and records of Acquiror are to be available to present management of Acquiree prior to the Closing Date and turned over to new management in their entirety at Closing or as soon thereafter as practicable.

                  (l) Acquiror has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the Closing.

                  (m) The execution of this Agreement will not violate or breach any agreement, contract or commitment to which Acquiror is a party and has been duly authorized by all appropriate and necessary action..

                  (n) At the date of this Agreement, Acquiror has, and at the Closing Date will have to the best of its knowledge, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiror. Acquiror has not now and will not have, at the Closing Date, withheld knowledge of any such events, conditions, and facts which Acquiror knows or has reasonable grounds to know, may materially affect the business and prospects of Acquiror.

                  (o) Acquiror shall have a minimum of $130,000 in its bank accounts and certificates of deposit on the Closing Date, and will take all steps necessary at closing so as to allow the new directors of the Acquiror as contemplated by Section 14 of this agreement to have immediate access to such funds. Acquiror's only liability or obligation of any type at closing shall be to American Financial Group, which obligation is payable at $1,000.00 per month for a period of ten (10) months subsequent to closing. American Financial Group has assisted in evaluating a merger candidate.

                  (p) Acquiror is aware that the Physicians Dispensing Rx, Inc. shares involved in the exchange were issued pursuant to an exemption from registration under the securities laws, and, therefore, are subject to restrictions on transfers. Acquiror is acquiring the shares solely for its own account for investment and not for the purpose of resale, distribution, subdivision or fractionalization thereof..

6. CLOSING DATE. The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be on or about February 5, 1988. At the Closing the Stockholders will be deemed to have accepted delivery of the certificate of stock to be issued in their names, and in connection therewith will make delivery of their stock in Acquiree to Acquiror. Certain opinions, exhibits, etc. may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACQUIREE. All obligations of Acquiree and Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions.

                  (a) The representations and warranties by or on behalf of Acquiror contained in this Agreement or in any certificate or documents delivered to Acquiree pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

                  (b) Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date.

                  (c) The present directors of Acquiror will cause the appointment of all of Acquiree's nominees to the Board of Directors of Acquiror as directed by Acquiree and will have arranged for the resignation of the existing officers and directors of Acquiror.

                  (d) All instruments and documents delivered to Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Stockholders.

                  (e) Acquiror, to its knowledge, has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, operations, and capitalization, and no contingent liabilities have been threatened or claims made, and to its knowledge, no basis for the same exists with respect to said operations, formation or capitalization including claims for violation of any state or federal securities laws.

                  (f) All state and federal securities filings, notices and/or any other necessary steps associated with the Regulation A offering of Buckingham have been taken as of the date of closing, and the directors, officers, principal shareholders and counsel for Buckingham agree to assist Acquiree in complying with any requirements associated with the Regulation A offering subsequent to Closing. Counsel's professional assistance in such matters shall be compensable at his normal and customary fee.

                  (g) Acquiror shall have delivered to Stockholders and Acquiree an opinion of its counsel dated the Closing Date to the effect that.

                           ( i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

                           ( ii) Acquiror has the corporate power to carry on its business as now being conducted, and is duly qualified to do business in any jurisdiction where so required.

                           (iii) This Agreement has been duly authorized, executed and delivered by Acquiror and is a valid and binding obligation of Acquiror enforceable in accordance with its terms.

                           ( iv) Acquiror through its Board of Directors has taken all corporate action necessary for performance under this Agreement.

                           ( v) The documents executed and delivered to Acquiree and Stockholders hereunder are valid and binding in accordance with their terms and vest in Stockholders all right, title and interest in and to the stock of Acquiror and said stock when issued will be duly and validly issued, fully-paid and nonassessable.

                           ( vi) Except as referred to herein such counsel knows of (a) no actions, suit or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquiror; and (b) no unsatisfied judgments against Acquiror.

                           (vii) Counsel has no reason to doubt the accuracy or completeness of any representation or warranty made by the Acquiror herein.

         8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACQUIROR. All obligations of Acquiror under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions.

                  (a) The representations and warranties by Acquiree and Stockholders contained in this Agreement or in any certificate or document delivered to Acquiror pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

                  (b) Acquiree and Stockholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; including the delivery of all of the outstanding stock, either stock certificates or stock powers, of Acquiree within ten days after closing.

                  (c) The Stockholders shall deliver within twenty days after closing to Acquiror a letter commonly known as an "investment letter" agreeing that the shares of stock in Acquiror are being acquired

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

                  for investment purposes, and not with a view to public resale.

                  (d) Acquiree, through its counsel, shall deliver to Acquiror an opinion to the effect that

                           ( i) Acquiree is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to do business in any jurisdiction where so required.

                           ( ii) Acquiree has the corporate power to carry on its business as now being conducted.

                           (iii) This Agreement has been duly authorized, executed and delivered by Acquiree and is a valid and binding obligation of Acquiree and is enforceable in accordance with its terms.

                           ( iv) Acquiree, through its Board of Directors, has taken all corporate action necessary for performance under this Agreement.

                           ( v) To the best knowledge of Counsel, the documents executed and delivered to Acquiror hereunder are valid and binding in accordance with their terms and vest in Acquiror all right, title and interest in and to the stock of Acquiree and said stock is duly and validly issued, fully-paid and nonassessable.

                           ( vi) To the best knowledge of Counsel, except as referred to herein the officers know of (a) no actions, suit or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquiree; and (b) no unsatisfied judgments against Acquiree.

                           (vii) Counsel has no reason to doubt the accuracy or completeness of any representation or warranty made by the Acquiree herein.

         9. INDEMNIFICATION. Within the period provided in paragraph herein and in accordance with the terms of that paragraph, each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability of claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

         10. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         11. DOCUMENTS AT CLOSING. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                  (a) Stockholders will deliver, or cause to be delivered, to Acquiror the following:

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

                           ( i) Within ten days after closing, stock certificates or stock powers for the stock of Acquiree being tendered hereunder, duly endorsed and guaranteed or notarized in blank.

                           ( ii) All corporate records of Acquiree, including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and By-Laws, as amended to the Closing), stock books, corporate seals, and other such corporate books and records as may reasonably be requested for review by Acquiror and its counsel.

                           (iii) The opinion of counsel as set forth herein.

                           ( iv) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provision of this Agreement.

                  (b) Acquiror will deliver or cause to be delivered to Stockholders and Acquiree:

                           ( i) Stock certificates for common stock to be issued as a part of the exchange as listed on Exhibit A.

                           ( ii) A certificate of the President and Secretary of Acquiror to the effect that all representations and warranties of Acquiror made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to Stockholders on said date.

                           (iii) The opinions of Acquiror's counsel set forth herein.

                           ( iv) Copies of resolutions by Acquiror's Board of Directors authorizing this transaction.

                           ( v) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

         12. MISCELLANEOUS. The Acquiror's name shall be changed to Physicians Dispensing Rx, Inc.

         13. FINDERS FEES. Edmond Pistone shall receive 2,000,000 shares of the Acquiror as a consultant to this transaction. Mr. Travis shall receive his shares out of the 101,433,633 referred to in Section 2 but not with respect to the costs relating to the registration of said shares. No other party has dealt with any broker or agent in connection with the execution of this Agreement other than Messrs. Pistone and Travis. No additional compensation of any kind is due to any parties besides Messrs. Pistone and Travis. Messrs. Pistone and Travis will receive restricted shares.

         14. BOARD OF DIRECTORS. New directors for the Acquiror shall be Robert
D. Holsey, D.O., C.T. Jones, D.O., Ronald R. Tutor, David W. Dare and Bryce 0. Bliss.

         15. PIGGY BACK RIGHTS. The Acquiree's officers and directors agree to give "piggy back" registration rights to all restricted shareholders of the Acquiror after the merger. Such rights are as follows:

         REGISTRATION RIGHTS: If, during the 24-month period following the Closing Date, the Acquiror files a registration statement with the Securities and Exchange Commission (the "SEC") on Forms S-1, S-2 or S-3 for the purpose of registering any of its common stock pursuant to the Securities Act of 1933, the Acquiror agrees to notify all persons who hold stock which is, as of the Closing Date, restricted from resale ("'Restricted Stock") of its intent to file such registration and, if requested within five (5) days from the date of such notification, to include the Restricted Stock in such registration statement. The provisions hereof shall not impose any obligation on the Acquiror to file any registration statement nor shall any statement contained herein be construed as a representation of any intent by the Acquiror or the Acquiree to file any registration statement. The Acquiror's obligation to include shares of the Restricted Stock in any registration statement shall cease 24 months from the Closing Date.

         The holders of any Restricted Stock shall bear all of their own expenses, if any, incurred in connection with the offering and sale of their Restricted Stock, but not with respect to the cost relating to the registration of said shares. In the event any information is furnished in writing to the Acquiror by or on behalf of the seller of any Restricted Stock for inclusion in a registration statement, and any such information contains any untrue statements or allegedly untrue statements of material fact or fails to state any material facts required to be stated to make the statements made not misleading, the seller who furnished such information or on his behalf such information is furnished, shall agree to indemnify the Acquiror, its directors and such of its officers as shall have signed any registration statement for such sale of common stock and each person who controls the Acquiror within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 for all losses, claims, damages or liabilities to which they or any of them may become subject under the Securities Act, under any other statute, at common law, or otherwise, and shall reimburse such persons for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by them or any of them in connection with the investigating or defending against any such losses, claims, damages or liabilities.

         16. ADDITIONAL PROVISIONS.

                  (a) FURTHER ASSURANCES. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                  (b) WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

                  (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by pre-paid first class registered or certified mail, return receipt requested.

                  (d) HEADINQS. The section and subsection heading in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (f) GOVERNING LAW. This Agreement was negotiated and is being contracted for in the State of Colorado and shall be governed by the laws of the State of Colorado, and the securities being issued herein are being issued and delivered in the State of Colorado in accordance with isolated transaction and non-public offering exemption.

                  (g) BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

                  (h) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein, have been made by any party.

                  (i) TIME. Time is of the essence.

                  (j) SEVERABILITY. If any part of this Agreement is deemed to be unenforceable the balance of the

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

                  Agreement shall remain in full force and effect.

                  (k) DEFAULT COSTS. In the event any party hereto has to resort to legal action to enforce any of the terms hereof, such party shall be entitled to collect attorney's fees and other costs from the party in default.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BUCKINGHAM VENTURE CORP.                      PHYSICIANS DISPENSING RX, INC.

BY   /s/ A. Herbert Cohen                     BY   /s/ Robert D. Holsey
     --------------------                          --------------------


TITLE      President                          TITLE       President
       ------------------                            ------------------


/s/ A. Herbert Cohen
--------------------
A. Herbert Cohen
On behalf of the Board of
Directors of the Company



















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